                                                                  Exhibit (e)1.4

                               LETTER AGREEMENT


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA 98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated March 7, 1988, FRIC advises you that it is redesignating Class S as Class I and creating a new Class S of the Money Market and Tax Free Money Market Funds. It is also creating a new Class E of the Tax-Managed Large Cap and Tax-Managed Small Cap Funds. FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each Class pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each new Class by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:________________________




Accepted this ____ day of __________, 2000

RUSSELL FUND DISTRIBUTORS, INC.



By:________________________